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                                                                   EXHIBIT 10.15

                               TENANCY AGREEMENT

The following tenancy agreement is reached

between                   DIBAG
                          Industriebau Aktiengesellschaft
                          Riesstrasse 25

                          80992 Munich

                          -in the following LESSOR-


and                       Viking Direkt GmbH
                          IndustrieHandelsParkNord
                          Babenhaeuser Strasse 50

                          63762 Grossostheim


                          -in the following LESSEE-



(S) 1   RENTAL OBJECT
---------------------

1.1     The warehouse, including office and social rooms with a surface area of

                           approx. 13,200 m/2/     hall surface area
                           approx. 450 m/2/        office and social rooms
                           approx. 5,100 m/2/      sealed transport-area,

         which is to be built in Ludwigstrasse in 85399 Hallbergmoos, shall be leased. The property has a total size of 24,000 m/2/.

1.2 The Lessor shall carry out a measurement of the leased surface area at the time of delivery, in which interior walls and supports shall be overmeasured. Thus, the surface area rented will be calculated from inner side to inner side of the external walls.
         Included in the rental surface area are transport and function areas within the building and any ramp areas.
         The Lessor shall send the Lessee the measurement by registered letter/return receipt. If the Lessee does not object to this measurement in writing within 21 days of its receipt, the measurement shall be considered as bindingly approved and shall become an element of the Agreement.

1.3 The rental property is marked in green in the enclosed plan of the building site (Enclosure 1).

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(S) 5     PURPOSE AND USE
-------------------------

          The Lessee shall use the hall area for the storage and commissioning of office materials and the office and social rooms as their names suggest.

(S) 3     CONDITION OF THE RENTAL OBJECT/DELIVERY
-------------------------------------------------

3.1 The Lessor shall construct the Rental Object in accordance with the enclosed building-site plan M 1 : 1,000 Pl.- No. BK-L 00 (Enclosure 1) and the enclosed building specifications (Enclosure 2). The Lessor shall compose the application plan in agreement with the Lessee immediately upon the signing of the Agreement. If structural alterations or requirements should be demanded when the building permit is granted. These are to be carried out in agreement with the Lessee. The Lessee shall agree to these structural changes inasmuch as these do not pose an important interference to his business operation.

3.2 Upon delivery, a mutual Protocoll will be written up, in which any defects will be included. Defects shall be defined as services of the Lessor which are guaranteed in the building specifications but which are missing or imperfectly executed. These defects are to be eliminated by the Lessor within an appropriate period of time.

3.3 Defects, which do not represent an important limitation to the intended use of the Rental Object by the Lessee, shall not hinder the delivery. Construction work remaining to be finished must be accepted by the Lessee. Claims by the Lessee for defects which are not included in the Protocoll shall not be valid unless they are hidden defects.

(S) 4     COMMENCEMENT OF THE RENTAL PERIOD
-------------------------------------------

4.1 The binding date for the beginning of the Rental Period for the hall area, which is yet to be determined, of 11,000 m/2/, and for the office and social rooms shall be October 1, 1996.

4.2 The remaining hall area of approx. 2,200 m/2/ shall be taken over by the Lessee within a period of 2 years; thus on September 30, 1998 at the latest. The Lessee will inform the Lessor of the takeover date 3 full months in advance. The takeover shall take effect on the 1st of the month.

4.3 The Lessor shall be authorized to rent the hall area of approx. 2,200 m/2/ to third parties until such time as the takeover is effected by the Lessee. In doing so, he shall take into account the fair interests of the Lessee. The third party shall be allowed the free rental of the entrance driveway and service areas to an appropriate degree.

4.4 The Lessee can begin constructing fittings before taking over the approx. 11,000 m/2/ hall area, inasmuch as these do not cause a delay or hindrance to the completion of the Rental Object. The same is true for the attachment of the advertising fittings.

4.5 Should the Lessee make use of the rental areas before their delivery, the Lessor shall be authorized to invoice the rental fee and the advance payment of the agreed operating costs as of this date. In the case of partial use the rent due shall also be partial to the same extent.

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(S) 5     TERM AND TERMINATION OF THE TENANCY
---------------------------------------------

5.1 The Tenancy Agreement shall be valid for a period of 11 years. It shall extend by terms of 5 years at the end of each term unless terminated with 12 months notice by one of the parties to the Agreement. The notice of termination shall be delivered by registered letter/return receipt.

5.2 The Lessor can terminate the Tenancy Agreement without notice if an important reason exists, especially

          (a) if the Lessee is in arrears of more than two monthly rental installments and more than two advanced payments for operating costs,

          (b) if court composition or bankruptcy proceedings are opened on the assets of the Lessee or denied due to lack of insolvent assets, or,

          (c) if the Lessee fails to properly deliver the security deposit to the Lessee in accordance with (S) 17 before the beginning of the contractual term, despite being requested to do so in writing.

          In the case of such a termination, the Lessee shall be liable for the cost of the rental, incidental and other costs agreed to in this Agreement up to the last agreed upon end of the Agreement. Other claims for damages by the Lessor shall remain unaffected.


(S) 6     RENT
--------------

6.1       The monthly rental installment shall be

               DM 13.--/m/2/ for hall area
               DM 19.50/m/2/     for office and social rooms
               DM 1.--/m/2/ for sealed ground surfaces.

6.2 The rent shall be paid plus the statutory V.A.T. and shall be subject to the stable-value clause agreed to in (S) 7.

          The Lessee expressly ensures that he is a manufacturer as understood in accordance with the UStG (turnover tax law) and that he will not use the Rental Object for residential or other non-business oriented ends. The Lessee also expressly ensures, not to carry out any dealings which, due to their manner and scope, would not allow the Lessor to waive the exemption of the turnover tax.
          Upon the demand of the Lessor, the Lessee shall be obliged to produce evidence that the exclusive use of the Rental Object is for dealings which do not exclude deduction of input tax.

6.3 The rent is to be paid in advance every month before the 3rd working day of each month at no cost to the Lessor into an account which is to be named by the Lessor. The Lessee agrees to allow the Lessor to direct debit the monthly rental and incidental payments from his account. The Lessee shall be obliged to sign the initial direct debit authorization which accompanies the initial invoice and to sent it back to the Lessor.

6.4 In the case of delays in payment, the Lessor shall be authorized to charge a lump sum of DM 5.-- for each written reminder. Should the payment of the rent be overdue by more than 10 days, the Lessor shall be authorized to charge an interest on arrears of 5% above the valid Discount Rate of the German Bundesbank at the time and not less than 10%.

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(S) 7   FLOATING RENT CLAUSE
----------------------------

7.1 Should the cost of living index, as calculated by the Federal Bureau of Statistics (Statistisches Bundesamt) in Wiesbaden, for a 4 person household of employees with an average income, basis 1991 = 100, change, either upwards or downwards with regard to the index level at the time of commencement of the Agreement, the Rent shall change accordingly subject to the proviso that the initial change take effect 24 months after the commencement of the obligation to pay rent. The adaptation of the rent shall then take place after further periods of 24 months and by a sum equalling the change calculated by the above-mentioned cost of living index.

7.2 Should the above-mentioned cost of living index from the Statisches Bundesamt in Wiesbaden discontinue to be calculated in its current form, it shall be replaced by the new index which takes its place.

7.3 The Lessor shall apply for the necessary approval for the preceeding currency floating clause. Should the approval not be granted, both parties shall be obliged to agree to an officially acceptable agreement or an agreement which doesn't require official acceptance which approximates as closely as possible the intention of the non-approved clause.

(S) 8   INCIDENTAL COSTS
------------------------

8.1 The Lessee shall take care of the Rental Object independently and shall bear the costs for the allocatable operating costs of the second calculation ordinance which arise for the Lessor for the building or the rental unit, in accordance with Enclosure 3 to (S) 27 subsection 1. The overview of the operating costs is annexed in Enclosure 3.

8.2 Operating costs, which are charged to the Lessor, but which, in accordance with Subsection 8.1, are to be paid by the Lessee, are to be charged, upon production of evidence of their falling due, to the Lessee by the Lessor. These invoices are due for payment within 10 days.

(S) 9  OFFSETTING, REDUCTION OF RENT
------------------------------------

       Offsetting, rent reduction or assertion of a right to withhold shall not be permissible unless the Lessee's claim is acknowledged by the Lessor or becomes legally valid.

(S) 10 MAINTENANCE AND STRUCTURAL MODIFICATIONS
-----------------------------------------------

10.1 Repairs and maintenance costs to structural sections of the Rental Object are to be borne by the Lessor.

10.2 The Lessee will carry out all repairs and maintenance work becoming necessary within the rented rooms and on technical equipment which do not fall under subsection 10.1 and will maintain all fixtures in a functional condition. All superficial repairs are also included here.

10.3 The Lessee shall be exempted from his repair and maintenance obligation pursuant to (S) 10.2 if the Lessor has a warranty claim for such cases with regard to a third party.

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10.4     Wear and damage which is caused by a non-contractual use of the rental property, as well as damage caused by the Lessee, his employees or other persons in connection with the business operations of the Lessee, is to be repaired or reimbursed by the Lessee.

10.5 Structural alterations to the rental property after the commencement of the Rental Period require the prior written agreement of the Lessor. Any required official permits for such work are to be acquired by the Lessee at his own cost and to be presented upon request to the Lessor.

10.6 The Lessee shall be authorized to attach fixtures which he deems necessary for the utilization of the Rental Object, inasmuch as these do not encroach upon the interests of the Lessor and/or other Lessees.

10.7 Official requirements, which are imposed with regard to the rental area after delivery and which are based on the management or behaviour of the Lessee or the manner of his operation, are to be fulfilled by the Lessee at his own cost.

10.8 The Lessee accepts the complete liability for premises for the entire Rental Object and liberates the Lessor from all claims by third parties with regard to such liablities.

(S) 11   ADVERTISING
--------------------

11.1 If the Lessee intends to affix his company logo to the outer wall of the Rental Object, he shall apply to the Lessor for permission in writing, explaining in detail the proposed advertising attachment. The Lessor shall approve of such an advertising attachment if it fits in harmoniously and does not infringe on the interests of the Lessor and/or other Lessees.

11.2 The Lessee shall acquire any necessary official authorizations for this advertising at his own cost and shall observe all official regulations. The Lessee shall, on request, provide the Lessor with evidence that the required official permits for the advertising have been acquired.

11.3 The Lessee frees the Lessor from all costs involved in attaching and maintaining the advertising attachments. Inasmuch as the advertising fixture is supplied with electricity, the Lessee shall ensure that the electricity supply takes place from his own Rental Object. All work is to be carried out in professional quality.

11.4 Repairs to the advertising and repairs which could occur due to its presence are the responsibility of the Lessee. The Lessee shall be obliged to maintain his advertising fixtures in a clean, safe and attractive condition.

11.5 If a temporary removal of the advertising fixture should become necessary, due to work which has to be carried out by the Lessor, the costs involved in the removal of the advertising fixture are to be borne by the Lessee. Claims for damages, regardless of their form, will not be acknowledged by the Lessor.

11.6 The approval for the attachment of advertising fixtures is valid for the term of the existing Tenancy Agreement. The Lessor reserves the right to revoke this right at any time due to important reasons. In this case, the advertising attachment is to be removed, at the latest at the end of the Tenancy Agreement, and the outer wall is to be returned to its original condition.

11.7 The Lessee frees the Lessor from all damage caused in connection with the attachment and presence of the advertising fixture - also in cases of force majeur - and from all claims of third parties which can be raised against the Lessor.

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(S) 12    RETURN OF THE RENTAL OBJECT
-------------------------------------

12.1 The Lessee shall return the Rental Object to the Lessor at the end of the rental term in a well cleaned state. The parts of the Rental Object which were newly painted at the commencement of the Rental Agreement (e.g. walls, ceilings, doors etc.) shall be returned in a newly painted condition.

12.2 The Lessee shall eliminate all structural alterations on request of the Lessor before returning the Rental Object and shall return the Rental Object to its original condition before the alterations were made.

12.3 The Lessee may remove attachments which he has affixed to the Rental Object. The Lessor can, after the Tenancy Agreement has been terminated, demand in writing the removal of remaining attachments for payment of the current market price of the attachment.
          The Lessor does not have a right to the attachments inasmuch as the Lessee has a justified interest in taking them away. Attachments which are not purchased by the Lessor at the current market price, can be left by the Lessee only inasmuch as the Lessor does not demand their removal. The Lessee shall return the Rental Object to its original state after removal of the attachments.

(S) 13    SUBLETTING
--------------------

13.1 The Lessee shall only be authorized to sublet part or all of the rental area upon agreement of the Lessor. The Lessor shall be able to refuse permission for an important reason.

13.2 If the Lessee receives permission to sublet, the obligations of the Lessee with regard to the Lessor to fulfill all the conditions in this Agreement remain unchanged.

13.3 In the case of a future subletting, the Lessee now passes on to the Lessor all claims that he has with regard to the subtenant as security in addition to rights of lien to the extent of all due and future rent claims and incidental costs.

(S) 14    ALIENATION OF THE RENTAL OBJECT
-----------------------------------------

          In the case of the Rental Object being alienated, the Lessee releases the Lessor as of the commencement of rental, from all Lessor's obligations, inasmuch as the new owner takes over these obligations.

(S) 15    DESTRUCTION OF THE RENTAL OBJECT
------------------------------------------

          In the case of the destruction of or damage to the Rental Object which renders it unsuitable for use, the Lessor shall be obliged to return the Rental Object to its original state. As soon as the Rental Object is in its original condition, the Lessee shall be obliged to take it over once again and resume rental payments, unless other legal reasons force he to continue rental payments throughout.

(S) 16    ADDITIONAL OBLIGATIONS
--------------------------------

16.1 Lessor and Lessee promise to be considerate and to cooperate together and with the other Lessees to ensure a peaceful co-existence.
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16.2      The Lessee shall report damage to the Rental Object to the Lessor as soon as he notices it.

16.3 Even if the Lessee does not intend to heat the rented rooms, he shall be obliged to keep the temperature above freezing point.

16.4 The Lessee shall be obliged to close insurance policies necessary for the fulfillment of his obligations under this Agreement, including adequate glass breakage insurance and he shall observe all industrial, fire prevention and police regulations when building up and carrying out his business.

16.5 The Lessor or his agent shall be authorized to enter the rental rooms during office hours with the prior permission of the Lessee.
          If the tenancy is terminated, the Lessor shall be authorized to carry out inspections with prospective tenants during office hours after previously informing the Lessee of this intention.

(S) 17    SECURITY DEPOSIT
--------------------------

17.1 The Lessee shall be obliged to deliver to the Lessor an unrestricted, absolute bank guaranty for 545,000 DM (in words: five hundred and forty five thousand German Marks) from a large German bank by May 31, 1996 at the latest, as a security for his payment obligations. The bank guaranty is to be such that the bank pays out the maney at the first request without a deposit clause.

17.2 The Lessee shall appropriately adjust the sum of the security deposit if requested by the Lessor to do so, in the case of an increase in his obligation to pay, whether this be in the form of a raise in the rent, operating costs or of the V.A.T..

17.3 The Lessor shall be authorized to satisfy himself through this security deposit for all claims based on this Agreement, should the Lessee not fulfill his obligations completely or on time. If the security deposit is made use of by the Lessor during the term of tenancy, it is to be returned to the initial sum immediately, or in the case of a bank guaranty, renewed.

17.4 The Lessee shall not be permitted to begin using the Rental Object before the security deposit has been delivered. In the case of the security deposit being delayed, the Lessee shall remain obliged to make all payments relating to the Rental Object.

17.5 The security deposit/bank guaranty is to be returned 3 months after moving out and contractual return of the Rental Object at the latest. The Lessee remains, however, authorized to withhold a suitable amount of the deposit or the bank guaranty until the calculation of the annual operating costs. If Litigation is pending between Lessor and Lessee based on the tenancy relationship, the security deposit/bank guaranty can be retained with respect to the expected costs of this litigation. The Lessee shall not be authorized to assign or pledge the security deposit.

(S) 18    SUBSTITUTE PERFORMANCE, DAMAGES
-----------------------------------------

18.1 Should the Lessee not fulfill an obligation of this Agreement, despite being requested to do so and a deadline being set with threat of denial, the Lessor shall be authorized to revert to substitute performance without any further announcement. The Lessee shall reimburse the Lessor for any costs or damage incurred by the Lessor in doing so.

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18.2        Should the lessee not fulfill his obligations upon termination of the tenancy, the Lessor shall be authorized to demand payment of the sum of money which would have to be spent on the substitute performance instead of the regulation in Subsection 18.1. The Lessor is not obligated to carry out a substitute performance. Claims for damages of the Lessor remain unaffected.

18.3        Should the Lessor not fulfill his obligations as laid down in (S)
            10.1 despite expert proof followed by a written reminder and an appropriate deadline being set, the Lessee shall be authorized to a substitute performance. The costs for the substitute performance are to be borne by the Lessor. In this case, the Lessee shall be authorized to offset these costs. The costs for the expert shall be shared by the parties.

(S) 19      PENALTY UNDER CONTRACT
----------------------------------

            The Lessor shall be obliged to pay the Lessee a conventional penalty of DM 75,000.00 for every month which the delivery deadline of October 1, 1996 is not upheld. Payment of this penalty is due on the second of each applicable month.

(S) 20      PERSONAL LIABILITY (CUMULATIVE ASSUMPTION OF DEBTS)
---------------------------------------------------------------

            The partner of the Lessee:

                         VIKING OFFICE PRODUCTS INC.
                         13809 S. Figueroa Street
                         Los Angeles, CA 90061
                         U.S.A.

            shall be directly liable for the obligations of the Lessee from this Agreement. The Lessee shall be obliged to produce confirmation of the direct, personal liability of this above-mentioned company in the legally binding form before February 28, 1996. The commencement of tenancy mentioned in (S) 4.1 shall be extended by the period of time by which the production of the assumption of debts is delayed after February 28, 1996. The production of the assumption of debts is a main obligation of the Lessee and thus comes under (S) 326 of the German Civil Code.

(S) 21      FINAL PROVISIONS
----------------------------

21.1 Should a provision in this Agreement be or become invalid, or should a gap be found in the provisions, the effectiveness of the remaining provisions remains unchanged. The parties to the Agreement undertake to replace the invalid provision with another, valid one which approximates the commercial intention of the invalid provision as closely as possible. A gap in the provisions is to be closed while maintaining the commercial intentions of this Agreement.

21.2 The parties to this Agreement are aware of the statutory requirement of written form in (S)(S) 566 section 1, 126 of the German Civil Code. They hereby mutually undertake to carry out all actions and to make all declarations necessary to fulfill the statutory requirement of written form and not to terminate the Agreement with referral to the non-compliance to the statutory written form, should this be demanded at any time by either party. This shall be valid not only for the closing of the original/main Agreement but also for supplementary and amending agreements.

21.3        Alterations and amendments must be made in writing to be valid.

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21.4        The following Enclosures are component part of this Tenancy
            Agreement:

                        Enclosure 1    Building site plan
                        Enclosure 2    Building specifications
                        Enclosure 3    Overview of operating costs

21.5        Place of jurisdiction and performance is Munich, Germany.





Munich,
       ---------------------------          -----------------   ----------------



----------------------------------          ------------------------------------
Lessor                                      Lessee